Exhibit 5.1

Charles J. Bair

+1 858 550 6142

cbair@cooley.com

October 15, 2018

Allogene Therapeutics, Inc.

210 East Grand Avenue

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion, as counsel to Allogene Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-227333) on Form S-1 (the “Initial Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including the prospectus which forms a part of the Initial Registration Statement (the “Prospectus”), and a Registration Statement on Form S-1 (No. 333-227774) filed with the Commission pursuant to Rule 462(b) of Regulation C promulgated under the Act (together with the Initial Registration Statement, the “Registration Statements”) relating to an underwritten public offering of up to 20,700,000 shares of the Company’s common stock, par value $0.001 (the “Shares”). All of the Shares are to be sold by the Company as described in the Registration Statements and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statements and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents (other than by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statements and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statements.

Sincerely, Cooley LLP

By:	/s/ Charles J. Bair
Charles J. Bair

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121

t: (858) 550-6000   f: (858) 550-6420   cooley.com